Exhibit 10.15

ROYALTY STREAM PURCHASE AGREEMENT

This ROYALTY STREAM PURCHASE AGREEMENT (the “Agreement”) is entered into and effective as of the 7th day of September 2004 (the “Effective Date”), by and between Accentia, Inc., a Florida corporation (“Accentia”) and Pharmaceutical Product Development, Inc., a North Carolina corporation (“PPD”).

WHEREAS, Accentia and Mayo Foundation For Medical Education and Research (“Mayo”), a Minnesota charitable corporation, have entered into that certain Mayo Foundation For Medical Education and Research License Agreement with an effective date of February 10, 2004 (the “Mayo License Agreement”); and

WHEREAS, Accentia and BioDelivery Sciences International, Inc. (“BDSI”), have entered into that certain License Agreement between BioDelivery Sciences International, Inc. and Accentia, dated April 12, 2004 (the “BDSI License Agreement”); and

WHEREAS, Accentia is currently sublicensing pharmacy(s) with regard to selling certain Products and intends to develop and sell certain FDA Products (each, as defined below) pursuant to rights obtained from the Mayo License Agreement and the BDSI License Agreement; and

WHEREAS, PPD desires to purchase a stream of royalty payments that will be based on sales of the Products;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows.

1. DEFINITIONS. In addition to capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings set forth below:

(a) “Affiliate” means with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person. For purposes of this definition, a Person shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting securities of another entity (or other comparable ownership interest for an entity other than a corporation) or if it has management control of the other entity.

(b) “Compounded Product” shall mean a Product that contains or comprises an antifungal prepared by a pharmacy that provides prescription fulfillment by extemporaneous compound preparation.

(c) “Enabling Agreements” means the Mayo License Agreement and the BDSI License Agreement.

(d) “FDA Product” means a Product that is approved by the FDA or any other Regulatory Authorities.

( e) “License Quarter” means each quarter that begins on the first day of each January, April, July and October during the Term; provided, however, that the first License Quarter will commence on the Effective Date and end on the day preceding the first day of the next License Quarter.

(f) “Lien” means, with respect to any agreement or other asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(g) “Net Sales” means the amount invoiced by Accentia, or its Affiliates and sublicensees, or any of them, on all sales of Products, less: (i) sales, excise or use taxes shown on the face of the invoice; (ii) credits for defective or returned Products; (iii) regular trade and discount allowances and any amount actually excluded or disallowed by Medicare, Medicaid, third party payer or insurance company. Sales of Products by Accentia or an Affiliate or sublicensee of Accentia to any Affiliate or sublicensee that is a reseller thereof shall be excluded, and only the subsequent sale of such Products by Affiliates or sublicensees of Accentia to unrelated parties shall be deemed Net Sales hereunder. Net Sales shall also include all settlement amounts, payments and damages received by Accentia or its Affiliates and sublicensees, or any of them, which result from litigation or disputes related to or arising from the sale of the Products, including amounts received from enforcement of the Enabling Agreements as described in Paragraph 6(f).

(h) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, but not including a government or political subdivision or any agency or instrumentality of such government or political subdivision.

(i) “Product” means a therapeutic product that (i) is in suitable form for commercial sale and (ii) contains or comprises an antifungal, including but not limited to amphotericin-B, itraconazole or voriconanzole (“Antifungal”), together with any formulation ingredients, regardless of the formulation or mode of administration of such Product, for use in the treatment of chronic sinusitis. For the sake of clarity, the term Product shall include an FDA Product.

(j) “Regulatory Authorities” means any governmental authority in any country responsible for regulatory approvals and post-marketing surveillance of any FDA Product. Regulatory approvals refer to any approvals required for clinical experimentation or commercialization of any FDA Product. Regulatory approvals shall also include receipt of a pricing or reimbursement approval.

(k) “Royalty Stream” means six percent (6%) of Net Sales for all Products that are not FDA Products and seven percent (7%) of Net Sales for all FDA Products. Payments of the Royalty Stream shall be made on a quarterly basis in accordance with Section 6. By way of illustration and example, if an Accentia sublicensee invoices a customer $220 for the sale of a Product (i.e., the sublicensee’s Net Sales is $220), then the Royalty Stream on the transaction, which is payable by Accentia to PPD, would be 6% of $220 or $13.20 regardless of any royalty due Accentia from the sublicensee.

2. PURCHASE AND SALE OF ROYALTY STREAM

(a) Purchase and Sale. Upon the terms and subject to the conditions of this Agreement: (a) PPD agrees to purchase from Accentia, and Accentia agrees to sell and pay to PPD, upon execution of this Agreement the Royalty Stream for a one-time payment of $2,500,000 in cash (the “Purchase Price”).

(b) Payment. The Purchase Price shall be due and payable not later than thirty (30) days following the Effective Date.

(c) No Assumed Obligations. Notwithstanding any provision in this Agreement or any other writing to the contrary, PPD is acquiring only the Royalty Stream and is not assuming any liability or obligation of Accentia of whatever nature, whether presently in existence or arising or asserted hereafter, whether under any of the Enabling Agreements or otherwise. All such liabilities and obligations shall be retained by and remain obligations and liabilities of Accentia.

3. REPRESENTATIONS AND WARRANTIES OF ACCENTIA

Accentia hereby represents and warrants to PPD as follows.

(a) Corporate Existence and Power. Accentia is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(b) Corporate Authorization. The execution, delivery and performance by Accentia of this Agreement, and the consummation by Accentia of the transactions contemplated hereby are within Accentia’s corporate powers and have been duly authorized by all necessary corporate action on the part of Accentia. This Agreement has been duly executed and delivered and constitutes a valid and binding agreement of Accentia.

(c) Governmental Authorization. The execution, delivery and performance by Accentia of this Agreement does not require any notice to, action or consent by or in respect of, or filing with, any governmental authority, Mayo or BDSI.

(d) Non-Contravention. The execution, delivery and performance by Accentia of this Agreement does not and will not: (i) contravene or conflict with the corporate charter or bylaws of Accentia; (ii) contravene or conflict with or constitute a violation of any provision of any law or regulation binding upon or applicable to Accentia, which contravention, conflict or violation could reasonably be expected to have an adverse effect on Accentia or the Royalty Stream; (iii) contravene or conflict with or constitute a violation of any judgment, injunction, order or decree binding upon or applicable to Accentia, which contravention, conflict or violation could reasonably be expected to have an adverse effect on Accentia or the Royalty Stream; (iv) constitute a default under any agreement or give rise to any right of termination, cancellation or acceleration of any right or obligation of Accentia or to a loss of any benefit relating to the

Royalty Stream; or (v) result in the creation or imposition of any Lien on the Royalty Stream or other assets of Accentia (except for any Lien in favor of PPD).

(e) [This paragraph is intentionally omitted.]

(f) No Undisclosed Material Liabilities. There are no material liabilities related to the Royalty Stream of any kind whatsoever, whether accrued, contingent, absolute, determined, deteminable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability.

(g) Litigation. There is no action, suit, investigation or proceeding (or any basis therefor), of which Accentia has received notice, pending or, to the knowledge of Accentia, threatened, before any governmental authority or arbitrator, which has or could materially affect the Royalty Stream or the business of Accentia. There have been no claims made by any Person with respect to, and no actions, suits or other proceedings relating to Accentia or the conduct of its business, which could reasonably be expected to have an adverse effect thereon.

(h) Compliance with Laws. Accentia is not in violation of, has not violated, and to the knowledge of Accentia, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any law, rule, ordinance or regulation, or judgment, order or decree entered by any governmental authority, which could reasonably be expected to have a material adverse effect thereon.

(i) Intellectual Property. Exhibit B of the Mayo License Agreement and Exhibit B of the BDSI License Agreement include all intellectual property of Mayo and BDSI, respectively, that directly or indirectly relate to Products. To the best of Accentia’s knowledge, the Products and methods of making or using them do not infringe or misappropriate the intellectual property rights of any third party, and no royalties are owed to any third party with respect to such Products. Neither Accentia, Mayo nor BDSI has received any notice or other communication alleging that a Product infringes or misappropriates the intellectual property rights of a third party.

(j) Enabling Agreements. The Enabling Agreements are in full force and effect and Accentia has all rights under the Enabling Agreements to develop and commercialize the Products and generate the Royalty Stream as contemplated by the Agreement. The copies of the Enabling Agreements as provided by Accentia to PPD are true and correct copies. There have been no amendments or modifications to any of the Enabling Agreements. The Royalty Stream is not subject to any claim of off-set for any other liability or obligation of PPD. Accentia is in compliance with each of the Enabling Agreements and is not in breach of its obligations with respect thereto. Mayo and BDSI are, to the knowledge of Accentia, in compliance with, respectively, the Mayo License Agreement and the BDSI License Agreement, and Accentia has no reason to believe that either Mayo or BDSI does not intend to comply with its obligations pursuant to the Mayo License Agreement and the BDSI License Agreement, respectively. Accentia has not granted any licenses or other rights and has no obligations to grant licenses or other rights with respect to the Products, and, except for the Enabling Agreements, there are no other contracts, arrangements, or understandings relating to the Royalty Stream.

(k) No Brokers. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Accentia who might be entitled to any fee or commission from PPD or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

(l) Other Information. This Agreement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein not misleading.

(m) A Compounded Product is being sold by Accentia’s sublicensee as of the Effective Date.

(n) Accentia has disclosed to PPD all material adverse data relating to the Products and their safety in animals and humans and the development and regulatory status known to Accentia as of the Effective Date of this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

PPD hereby represents and warrants to Accentia the following.

(a) Organization and Existence. PPD is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all applicable powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(b) Corporate Authorization. The execution, delivery and performance by PPD of this Agreement and the consummation by PPD of the transactions contemplated hereby are within the powers of PPD and have been duly authorized by all necessary action on the part of PPD. This Agreement constitutes a valid and binding agreement of PPD.

(c) Governmental Authorization. The execution, delivery and performance by PPD of this Agreement does not require any action by or in respect of, or filing with, any governmental authority.

(d) Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of PPD who might be entitled to any fee or commission from Accentia or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

5. COVENANTS

PPD and Accentia agree as follows.

(a) Maintenance of Enabling Agreements. Accentia shall exercise fully all of its rights, and comply fully with all of its obligations, under the Enabling Agreements and shall not,

without PPD’s prior written approval (not to be unreasonably withheld), permit any amendment or take any other action (or omit to take any action) with respect thereto, which could reasonably be expected to impair the Royalty Stream. For purposes of this Paragraph 5(a), it shall be reasonable for PPD to withhold its approval with respect to any amendment, action or omission if, in the reasonable opinion of PPD, such amendment, action or omission could, in the sole discretion of PPD, have the effect of reducing the Royalty Stream.

(b) No Transfers. Without PPD’s prior written approval (not to be unreasonably withheld), Accentia shall not sell, transfer, assign, license, sublicense or otherwise dispose of, or grant any Lien on, all or any part of the Enabling Agreements, the rights provided thereunder or receivable therefrom.

(c) Confidential Treatment. PPD and Accentia will hold, and will use reasonable commercial efforts to cause their officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or unless required by law or the rules and regulations of the Securities and Exchange Commission or any securities exchange or trading system, all confidential documents and information concerning PPD, Accentia, this Agreement and the Royalty Stream.

(d) Public Announcement. Except as required by law or the rules and regulations of the Securities and Exchange Commission or any securities exchange or trading system, the parties agree to consult with each other before issuing any press release or making any public statement with respect to PPD’s acquisition of the Royalty Stream. Such press release or public statement shall, to the extent possible, be a joint release.

(e) FDA Product IND. Accentia will file an Investigational New Drug application with the FDA for an FDA Product on or before the applicable deadline set forth in Exhibit A of the Mayo License Agreement.

(f) Cochleate FDA Product. Accentia will seek approval of the FDA and other Regulatory Authorities for an encochleated form of FDA Product using the cochleate technology licensed by Accentia under the BDSI License Agreement. Accentia shall follow the development timeline set forth in Exhibit A of the Mayo License Agreement (“Development Plan”) unless the timeline is shortened because it is determined by the FDA that a Phase I and/or Phase II study is not needed, in which case Accentia shall follow the revised, shortened timeline.

(g) Product Sales. Accentia will use its best efforts to maximize the sale of Products and FDA Products, if any, in each country in which Accentia has the right to sell any such Products or FDA Products, as the case may be.

(h) Marketing Effort. Accentia will provide the marketing services for the FDA Products as set forth in Schedule 1 attached hereto (the “Marketing Services”). Any breach by Accentia of its obligations to provide the Marketing Services shall be deemed a material breach of this Agreement and cause for PPD to exercise the provisions of Paragraph 8(c). At PPD’s request, Accentia shall make available to PPD Accentia’s management personnel with direct responsibility for Product development, commercialization and marketing, for meetings and teleconferences. Such meetings and teleconferences will be during business hours and PPD shall provide reasonable advance notice of its request for such meetings and teleconferences. The sole purpose of the meetings and teleconferences will be to provide PPD with information relating to Accentia’s performance of its obligations under this Agreement.

6. PAYMENT OF ROYALTY, REPORTS, AUDIT RIGHTS

(a) Royalty Stream Payment and Reports. During the term of this Agreement, Accentia will deliver to PPD on or before the following dates of each year: 1 February, 1 May, 1 August, and 1 November, a written report stating Net Sales of Products and FDA Products on which the Royalty Stream is based for the preceding License Quarter, and summarizing the status of the development of Products and FDA Products that are not then being sold (in sufficient detail as PPD may from time to time request) and of preparations to market Products and FDA Products if marketing has not yet begun. Each such report will be accompanied by the Royalty Stream payment due for such License Quarter either by check or wire transfer pursuant to instructions received from PPD. Any Royalty Stream payment that is not paid when due shall bear interest at the interest rate of one and one-half percent (1.5%) per month.

(b) Minimum Royalty Stream Payments. Accentia agrees to make minimum cumulative royalty stream payments to PPD under this Agreement in the amount of $2,500,000 prior to the end of calendar year 2009. Failure to make minimum payments of $2,500,000 will be deemed a material breach of this Agreement and cause for PPD to exercise the termination provisions of Paragraph 8( c); provided, however, that if cumulative Royalty Stream payments are not $2,500,000, then Accentia may make up the shortfall in which case a material breach will not have occurred.

By way of illustration and example, if cumulative royalty payments made to PPD under Paragraph 6(a) are $2,000,000 by the end of calendar year 2009, Accentia may make an additional payment to PPD of $500,000. In the event such a payment is not made, PPD may exercise its rights to terminate this Agreement under Paragraph 8 (c).

(c) Mayo Reports. Accentia shall provide to PPD all Reports (as defined in the Mayo License Agreement) that Accentia is required to provide to Mayo pursuant to the Mayo License Agreement. Such Reports shall be provided to PPD simultaneously with the provision of the Reports to Mayo.

(d) Notice of Certain Events. Accentia shall immediately report to PPD in writing the occurrence of any of the events that could reasonably be expected to give rise to a right of Accentia to terminate this Agreement under Section 8 hereof.

(e) Audit and Inspection Rights. Accentia shall maintain, during the term of this Agreement and for at least three (3) years thereafter, records sufficient to demonstrate Accentia’s compliance with its (i) Royalty Stream reporting and payment obligations and (ii) Product development, commercialization and marketing obligations under this Agreement. Accentia shall make such records available for inspection and copying by PPD or its representatives, during normal business hours upon reasonable advance notice, for the purpose of confirming

Accentia’s compliance with its obligations under this Agreement. PPD may at its election engage an independent public accounting firm to conduct an audit of amounts due PPD under this Agreement. If in the written opinion of such auditors there has been an under-reporting by Accentia of more than three percent (3%) of the total amounts due during any License Quarter, Accentia shall pay the costs of such audit in addition to all unpaid amounts then owing. In the event Accentia sublicenses all or any part of its rights under the Mayo License Agreement or the BDSI License Agreement, Accentia agrees that the applicable sublicense agreement shall contain audit rights substantially similar to those set forth herein in favor of PPD or its designee.

(f) Breach of Enabling Agreements. Upon any occurrence of a breach by Mayo or BDSI under the Mayo License Agreement or the BDSI License Agreement, respectively, which is not cured as provided in the applicable agreement and which affects the Royalty Stream, Accentia shall use its best efforts to enforce its rights under the applicable agreement, including without limitation, initiating litigation with the breaching party. Accentia shall provide PPD written notice of any such breach not later than ten (10) days after Accentia becomes aware of such breach, and any settlement related to the breach is subject to the prior approval of PPD. Accentia shall keep PPD informed, on a current basis, with respect all actions it takes to enforce its rights under the Enabling Agreements, including providing PPD with copies of all material correspondence with the breaching party and/or its counsel and allowing PPD to participate, at its election, in all litigation strategy meetings. All recoveries and damages obtained by Accentia pursuant to its enforcement of its rights under the Enabling Agreements shall be deemed to be Net Sales as defined herein. Accentia’s failure to use its best efforts to enforce its rights under an Enabling Agreement shall be deemed a material breach of this Agreement.

7. INDEMNIFICATION

(a) Indemnification. Accentia hereby indemnifies PPD and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (collectively, “Loss”) incurred or suffered by PPD or any of its Affiliates arising out of: (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Accentia pursuant to this Agreement; or (ii) any act of gross negligence or willful misconduct by Accentia. PPD agrees to give prompt notice to Accentia of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section 7; provided that the failure to give such notice shall not affect PPD’s rights hereunder except to the extent Accentia is materially prejudiced by such failure. Accentia may, and at the request of PPD shall, participate in and control the defense of any such third party suit, action or proceeding at its own expense. Accentia shall not be liable under this Section 7 for any settlement effected without its prior consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder; provided that such consent may not be unreasonably withheld. No investigation by PPD of the Enabling Agreements or otherwise shall limit PPD’s rights to indemnification hereunder. Nothing in this Agreement shall limit any remedies available to PPD at law or in equity for any claims under this Agreement.

(b) Survival. The representations, warranties, covenants and agreements, including without limitation the agreements set forth in (a) above, contained herein shall survive the expiration or termination of this Agreement. The expiration or termination of this Agreement shall not excuse any party hereto from its liability in respect of any breach hereof prior to such expiration or termination.

8. TERM

(a) Term. The term of this Agreement shall commence on the Effective Date and shall continue, unless sooner terminated as provided herein, until the parties mutually agree to terminate this Agreement.

(b) Termination of Enabling Agreements. If either of the Enabling Agreements is terminated, then PPD may terminate this Agreement at any time thereafter by sending Accentia written notice of termination. The notice of termination shall specify the effective date of the termination.

(c) Termination for breach. If Accentia commits a material breach of this Agreement, PPD may notify Accentia in writing of such breach and Accentia will have thirty (30) days after receipt of such notice to cure such breach to PPD’s satisfaction. If Accentia fails to cure such breach, PPD may, at its option, terminate this Agreement at any time thereafter by sending Accentia written notice of termination. The notice of termination shall specify the effective date of the termination.

(d) Termination for failure to Maintain Market Exclusivity Rights. As an inducement for PPD to enter into this Agreement, Accentia agrees to use its best efforts to maintain exclusive license rights under the Mayo License Agreement and prosecute, perfect and maintain the Market Exclusivity Rights (as defined in the Mayo License Agreement) for a Product. In the event that Accentia fails to fulfill its obligations under Section 8.01 of the Mayo License Agreement, PPD may terminate this Agreement at any time thereafter by sending Accentia written notice of termination. The notice of termination shall specify the effective date of the termination.

(e) Termination due to conversion to nonexclusivity. In the event that any of the rights granted to Accentia under Section 3.01(a), (b) or (c) of the Mayo License Agreement shall become nonexclusive for any reason, PPD may terminate this Agreement at any time thereafter by sending Accentia written notice of termination. The notice of termination shall specify the effective date of the termination.

(f) Termination for failure to enforce Mayo Patent Rights. As an inducement for PPD to enter into this Agreement, Accentia agrees to exercise reasonable efforts to ensure that the Patent Rights (as defined in the Mayo License Agreement) are enforced against any known or suspected infringer of such rights. In the event that the Patent Rights are not enforced by Accentia or Mayo against any known or suspected infringer of such rights, PPD may terminate this Agreement at any time thereafter by sending Accentia written notice of termination. The notice often termination shall specify the effective date of the termination.

(g) Termination for failure to amend Mayo License Agreement. In the event that Accentia fails to amend Section 4.03 of the Mayo License Agreement to remove the requirement of the diligence payment of $30 million to the satisfaction of PPD prior to December 31, 2004, PPD may terminate this Agreement at any time thereafter by sending Accentia written notice of termination. The notice of termination shall specify the effective date of the termination.

(h) Effect of Termination. In the event that PPD has the right to terminate this Agreement pursuant to any of Sections 8(b) through 8(g), PPD may, in its sole discretion, exercise such termination right at any time by providing written notice to Accentia. No delay by PPD in exercising such right shall cause PPD to lose such termination right by laches, estoppel or any other legal theory. In the event that PPD exercises its termination rights, Accentia shall refund the Purchase Price less the aggregate Royalty Stream amount paid to PPD hereunder prior to the date of termination. Such refund shall be paid to PPD not later than five (5) business days after the effective date of termination. In the event that the aggregate Royalty Stream payments to PPD hereunder exceed $2,500,000 as of the date of termination, then Accentia shall not have an obligation to refund any portion of the Purchase Price. In no event will PPD have an obligation to refund any Royalty Stream payments to Accentia or to pay any additional amounts to Accentia, which are in excess of the Purchase Price.

(i) Survival. All payment obligations accrued prior to the date of termination and Sections 1, 3, 4, 7, 8 and 9, and Paragraphs 2(c) and 6(c) shall survive termination of this Agreement.

9. MISCELLANEOUS

(a) Assignment and Subcontract. Accentia is strictly prohibited from assigning its obligations or rights under this Agreement without PPD’s prior express written consent, which consent shall not be unreasonably withheld. Any other attempted assignment or subcontract is void.

(b) Waiver. The failure of either party to complain of any default by the other party or to enforce any of such party’s rights, no matter how long such failure may continue, will not constitute a waiver of the party’s rights under this Agreement. The waiver by either party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other provision. No part of this Agreement may be waived except by the further written agreement of the parties.

(c) Governing Law and Jurisdiction. This Agreement is made and performed in North Carolina. It is governed by North Carolina law. This is not an Agreement for the sale of goods. In addition, no North Carolina conflicts-of-law or choice-of-laws provisions apply to this Agreement. The exclusive forum for actions between the parties in connection with this Agreement are the State District Court sitting in either New Hanover or Wake County, North Carolina, or the United States Court for the Eastern District of North Carolina. Accentia agrees unconditionally that it is personally subject to the jurisdiction of such courts.

(d) Headings. The headings of paragraphs and sections used in this Agreement are for convenience of reference only, and shall not affect the meaning or interpretation of this Agreement unless the context requires otherwise.

(e) Notices. All notices and other business communications between the parties related to this Agreement shall be in writing, sent by certified mail or facsimile, addressed as follows:

3If to PPD:	Pharmaceutical Product Development, Inc.
3151 S. 17th Street
Wilmington, NC 28412
Attn: Fred N. Eshelman, CEO
Fax: (910) 772-6951

If to Accentia:	Accentia, Inc.
5310 Cypress Center Drive, Suite 100
Tampa, FL 33609
Attn: Frank E. O’Donnell, Jr., Chairman and CEO
Fax: (314) 434-7030
Attn: James McNulty,
Fax: (813) 288-8757

Notices sent by certified mail shall be deemed given and received on the third day following the date of mailing. Notices sent by facsimile shall be deemed given and received on the date transmitted as evidenced by the transmission report generated by the sender’s facsimile machine. Either party may change its address or facsimile number by giving written notice in compliance with this paragraph.

(f) Relationship. Neither party is the agent, employee, or servant of the other. Except as specifically set forth herein, neither party shall have nor exercise any control or direction over the methods by which the other party performs work or obligations under this Agreement. Further, nothing in this Agreement is intended to create any partnership, joint venture, lease, or equity relationship, expressly or by implication, between the parties with the respect to the subject matter herein.

(g) Entire Agreement. This Agreement constitutes the final, complete and exclusive agreement between the parties with respect to its subject matter and supercedes all past and contemporaneous agreements, promises, and understandings, whether oral or written, between the parties

(h) Unenforceable Provision. The unenforceability of any part of this Agreement will not affect any other part. This Agreement will be construed as if the unenforceable parts had been omitted.

(i) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, legal representatives, successors and assigns.

(j) Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect as if the invalid or unenforceable provision had never been a part of the Agreement.

(k) Amendments. This Agreement may not be amended or modified except by a writing signed by both parties and identified as an amendment to this Agreement.

(l) Nondisclosure. Neither party will disclose any of the financial terms of this Agreement without the express, prior, written consent of the other party, or unless required by law.

(m) Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(n) Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Royalty Stream Purchase Agreement as of the Effective Date.

PPD:

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

By:	/s/ Fred N. Eshelman
(signature)

Name:	Fred N. Eshelman
(print name)

Title:	CEO

ACCENTIA:

ACCENTIA, INC.

By:	/s/ Martin Baum
(signature)

Name:	Martin Baum
(print name)

Title:	President

Schedule 1

Marketing Services

During the term of this Agreement, Accentia agrees to perform the following Marketing Services.

1. Accentia shall promote the Products to customers during at least 4 medical conferences per year, which shall be attended by Accentia marketing and sales representatives.

2. Accentia shall employ or engage a sufficient number of full-time persons or independent contractors for the sole purposes of promoting Products and achieving the objectives of the Marketing Plan (as defined below).

3. Prior to the beginning of each calendar year during the term of this Agreement, Accentia shall provide PPD with a reasonably detailed marketing plan for Products for the upcoming calendar year (the “Marketing Plan”). Such Marketing Plan shall include, among other things, performance goals and milestones to be achieved by Accentia during the relevant year. Accentia shall provide said plan to PPD at least thirty (30) days before each calendar year end.